                                                                   EXHIBIT 10.12

                      ADELPHIA COMMUNICATIONS CORPORATION
                              5 West Third Street
                             Coudersport, PA  16915


                                 March 19, 1996


Hyperion Telecommunications, Inc.
5 West Third Street
Coudersport, PA  16915

Paul D. Fajerski
331 Alamo Drive
Upper St. Clair, PA  15241

Charles R. Drenning
1443 Old Meadow Road
Upper St. Clair, PA  15241

Randolph S. Fowler
336 Catalina Drive
Upper St. Clair, PA 15241

Gentlemen:

     This letter is provided in connection with (i) that certain Pre-Incorporation and Shareholder Restrictive Agreement by and among Paul D. Fajerski ("Fajerski"), Charles R. Drenning ("Drenning"), Randolph S. Fowler ("Fowler"; who collectively with Fajerski and Drenning are hereinafter sometimes referred to as the "Individual Shareholders") and Adelphia Communications Corporation ("Adelphia"), dated October 7, 1991 (the "Shareholder Agreement") and (ii) those certain Employment Agreements between Hyperion Telecommunications, Inc. ("Hyperion") and each of Fajerski, Drenning and Fowler, each Employment Agreement dated as of October 21, 1991 (individually the "Employment Agreement" and collectively the "Employment Agreements"). Defined terms used herein which are not otherwise defined shall have the meanings ascribed to them in the Shareholder Agreement.

     1. The term of each Employment Agreement shall be extended to terminate at midnight on October 20, 1998.

     2. Section 13(a) and (b) of the Shareholder Agreement shall be amended in its entirety to read as follows:

         "(a)  Initiation of Offer.  Independently of any other provision of
               -------------------
     this Agreement (even after the sale of 25% of the Shares pursuant to the last sentence of this Section 13(a)), any Individual Shareholder, upon termination of employment or any time after October 7, 1998, whichever first occurs, may, by written notice delivered to the Corporate Shareholder offer to sell all, but not less than all, of the Shares of the Company then owned by the Individual Shareholder, and the Corporate Shareholder shall be required to purchase the Shares at the value determined pursuant to Section 12 above. An Individual Shareholder shall have the right to exercise the above-described put for 25% of the Shares owned by such Individual Shareholder any time after October 7, 1998."

         "(b)  Initiation of Offer by Corporate Shareholder.  Independently of
               --------------------------------------------
     any other provision of this Agreement, the Corporate Shareholder or the Company shall have the right to buy all but not less than all of the shares owned by all of the Individual Shareholders and the Individual Shareholders shall sell such shares at any time after October 7, 2003 at the value determined pursuant to Paragraph 12 hereof."

     3. Section 6(c) of the Shareholder Agreement shall be amended by deleting the last sentence of that Section 6(c). The parties hereto agree that there are no contractual restrictions under the Shareholder Agreement or any other agreement by and among them that restricts the ability of Hyperion to complete an initial public offering or private placement of any equity security or register any equity security under either the Federal Securities Act of 1933, as amended, or the Federal Securities Exchange Act of 1934, as amended.

     4. Section 20 of the Shareholder Agreement shall be amended by adding the following language in lieu of the current Section 20(ii):

         (ii) An equity security of the Company is registered under either the Federal Securities Act of 1933, as amended, or the Federal Securities Exchange Act of 1934, as amended, which equity security is of the same class as the equity security held by the Individual Shareholders and the Individual Shareholders have the opportunity to sell their shares pursuant to the Registration Rights Agreement referred to in Paragraph 10 hereof or otherwise.

     5. The parties hereto agree to determine the industry average base pay and bonuses paid by comparable companies to executives in comparable positions to Fajerski, Drenning and Fowler, and if said base pay and bonus is greater than presently being received by the aforesaid employees, Hyperion shall adjust the base pay and bonus payable under the Employment Agreements to said amounts.

     6. As long as any of the Individual Shareholders is both an employee and shareholder of Hyperion, Adelphia hereby agrees to vote its shares of Hyperion stock to elect each such person or persons a director of Hyperion.

     7. The parties hereto acknowledge that Hyperion is considering the adoption of a stock option plan that would provide for issuance of shares of common stock of Hyperion to officers and key employees of Hyperion at fair market value as of the date of the grant of the option other than any options granted to Daniel R. Milliard. The parties hereto agree that if any stock options are granted to any member of the Rigas family, stock options shall be granted to each of the Individual Shareholders who are then employees of Hyperion on a pro rata basis based on their relative stock ownership in Hyperion. The aggregate amount of shares of Hyperion that can be covered by such stock option plan shall not exceed 1,000,000 shares. This overall limit on stock options shall terminate when any two of the three Individual Shareholders no longer own shares of stock of Hyperion.

     8. Upon the successful completion of the contemplated issuance by Hyperion of Senior Discount Notes resulting in the payment of $25,000,000 to Adelphia with respect to indebtedness owing to Adelphia, Hyperion shall loan $667,000 to each of Fajerski, Drenning and Fowler; provided, however, if the payment to Adelphia is less than $25,000,000 then the amount of the loan from Hyperion to each Individual Shareholder shall be reduced from $667,000 on a percentage basis based on the same percentage that the payment to Adelphia was reduced from $25,000,000; and further provided, however, that if the proceeds (before transaction costs) from the issuance of the Senior Discount Notes is $175,000,000 or more the amount of the loan to each Individual Shareholder shall be increased to $1,000,000 if the underwriter of the Senior

Discount Notes determines in its sole discretion using reasonable business judgment that the increase in the loans to $1,000,000 for each Individual Shareholder is appropriate. The loan shall bear interest at the rate equal to the rate at which Hyperion is able to invest cash on a short-term basis. Principal and accrued interest shall be due and payable upon the earlier to occur of (i) registration of an equity security by Hyperion under either the Federal Securities Act of 1933, as amended, or the Federal Securities Exchange Act of 1934, as amended, which equity security is of the same class as the equity security held by the Individual Shareholders and the Individual Shareholders have the opportunity to sell their shares pursuant to the Registration Rights Agreement referred to in Paragraph 10 hereof or otherwise or
(ii) October 8, 1998. The parties hereto agree that any interest that accrues on the loans described in this Paragraph 8 from the date six months after the date the loans were made shall be offset by a bonus or additional compensation payment to each of Fajerski, Drenning and Fowler which payment shall be payable at the time the principal and interest becomes due and payable. Each loan shall be secured by a pledge of the Hyperion stock owned by the individual borrower. The parties hereto agree to execute and deliver the necessary agreements, notes and other documents to complete the above-described loan transaction.

     9. The parties hereto agree to enter into a Registration Rights Agreement granting the Individual Shareholders (i) piggyback registration rights that would allow the Individual Shareholders at no cost to them (other than expenses of their own personal advisors and counsel and any underwriting commissions) to sell their Stock at the time of the initial public offering of the common stock of Hyperion and (ii) one demand registration right that can be exercised by the Individual Shareholders collectively on only one occasion. The Registration Rights Agreement shall contain normal and customary provisions including, without limitation, matters relating to the preparation and filing of a registration statement, obligations of the Individual Shareholders to provide information, payment of expenses, requirements of the underwriters, indemnification and lockup provisions. All expenses in connection with such underwriting shall be paid by Hyperion (other than expenses of the Individual Shareholders' personal advisors and counsel and any underwriting commissions).

     10. All notices and other communications which are required or may be given under this Letter Agreement shall be in writing and may be delivered by one of the following methods of delivery: (i) personally; (ii) by registered or certified mail, return receipt requested, postage prepaid; (iii) by overnight courier; or (iv) by legible facsimile transmission, in all cases addressed in accordance with the addresses set forth in this Letter Agreement or to such other address as such party may indicate by a notice delivered by the other parties hereto. Notice shall be deemed received the same day (when delivered personally), five days after mailing (when sent by registered or certified mail), the next business day (when sent by facsimile transmission or when delivered by overnight courier). Any party hereto may change its address to which all notices may be sent hereunder by addressing notices of such change in the manner provided.

     11. Except as amended hereby, the Shareholder Agreement and each of the Employment Agreements remains in full force and effect and is reaffirmed for all purposes.

     12. The parties hereto acknowledge and agree that (i) the Articles of Incorporation of Hyperion are to be amended to increase the authorized common stock of Hyperion from 1,000 shares to 30,000,000 shares and to authorize 5,000,000 shares of preferred stock with the terms of such preferred stock to be determined by the Board of Directors of Hyperion and (ii) a stock split will be effectuated to cause the 1,000 outstanding shares of common stock of Hyperion to be increased to 10,000,000 shares of common stock. The parties hereto agree to take all necessary actions to accomplish and complete the above described changes.

     13. Section 6(g) of the Shareholder Agreement shall be amended in its entirety to read as follows:

         "The Company shall bear a reasonable allocation of corporate overhead costs incurred by the Corporate Shareholder and the Corporate Shareholder shall be reimbursed for direct expenses incurred on behalf of the Company."

     14. The interest rate for all purposes in Paragraph 7 of the Shareholder Agreement shall be a market interest rate determined by a qualified investment banking firm.

     15. The parties hereto acknowledge and agree that effective as of October 7, 1991, the put right set forth in Section 13(a) of the Shareholder Agreement is only a right to require Adelphia to purchase the Shares in accordance with the terms and conditions of Section 13(a).

     16. Please signify your agreement by signing below. This Letter Agreement may be executed through the use of separate signature pages or in any number of counterparts and each of such counterparts shall, for all purposes, constitute one agreement binding on all the parties, notwithstanding that all parties are not signatories to the same counterpart. This Letter Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws provisions. Delivery of executed signature pages hereof by facsimile transmission shall constitute effective and binding execution and delivery hereof.

                           [Intentionally left blank]

                                        ADELPHIA COMMUNICATIONS
                                        CORPORATION


                                        By: /s/ James P. Rigas
                                            ------------------
Accepted and agreed to:

Hyperion Telecommunications, Inc.


By: /s/ Daniel R. Milliard
    ----------------------


/s/ Paul D. Fajerski
- --------------------
Paul D. Fajerski

/s/ Charles R. Drenning
- -----------------------
Charles R. Drenning

/s/ Randolph S. Fowler
- ----------------------
Randolph S. Fowler

                                     - 9 -